NEXT-GEN LUXURY RV FROM GLOBAL CARAVAN TECHNOLOGIES
WILL OFFER MAGICVIEW ROOF AND WINDSHIELD USING SPD-SMARTGLASS
TECHNOLOGY FROM RESEARCH FRONTIERS

Recreational Vehicle Manufacturer Global Caravan Technologies (GCT) features 28 square feet of MagicViewTM SPD-SmartGlass.

WOODBURY, N.Y., SPEEDWAY, IN., September 17, 2014 – When production starts in 2015, the world’s first carbon fiber RV from Global Caravan Technologies will offer the ultimate in luxury and performance. The new towable CR-1 Carbon RV is a futuristic product injected with racecar, aerospace and information technology. The high-design interior fuses ultra leather and carbon fiber magic into impeccable modern luxury and superior performance. But the luxury and performance features do not end there.

During the recent World Premiere, GCT unveiled the CR-1 Carbon which features the MagicViewTM roof and MagicViewTM windshield with SPD-SmartGlass. This special glass which totals 28 square feet, was jointly developed with Research Frontiers licensee Vision Systems. SPD nanotechnology on this vehicle allows infinitely variable control of privacy between blackout and clear, and can be controlled by any smart-phone or other smart-devices.

In addition to controlling the level of light and glare coming into the RV, the MagicViewTM SPD-SmartGlass on RVs offers many other advantages. This technology provides unsurpassed thermal insulation: SPD-SmartGlass substantially rejects solar heat from entering RVs through windows. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduced the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions. SPD-SmartGlass delivers other benefits to the living space in an RV, including unsurpassed acoustic insulation, elimination of blinds or pleated shades (reduced cleaning, rattling of shades and a general reduction in interior noise) and keeping an unoccupied RV cooler. The SPD-SmartGlass achieves its maximum dark state when the RV is parked/turned off and no power is consumed.

GCT’s CR-1 Carbon offers 28 square feet of SPD-SmartGlass in the MagicViewTM roof and windshield CR-1 Carbon. CLICK HERE FOR VIDEO.

Global Caravan Technologies, Inc. (GCT) is a luxury RV and specialty vehicle innovator, committed to exceeding expectations of consumers in luxury vehicle markets worldwide, by focusing on design, innovation, and sustainability.

GCT is headquartered in Speedway, Indiana, the racing capital of the world and an enclave suburb of Indianapolis, in the United States. GCT has established a research and development facility next to the renowned Indianapolis Motor Speedway, and across the street from GCT's key engineering partner, Dallara's IndyCar Factory. Dallara is a world leader in the design, manufacture and development of racing cars, and is well known for engineering consultancy services for high performance road cars such as the Bugatti Veyron.

Chairman and President of GCT, Harrison Ding, said, “The CR-1 Carbon is the epitome of modern luxury, and the cutting edge MagicViewTM design with SPD-SmartGlass is an obvious must for this vehicle, as our customers expect nothing but the best in technology and comfort.”

Please see the VIDEO of the CR-1 Carbon RV and MagicViewTM SPD-SmartGlass.

For more information about Global Caravan Technologies and press accolades about the CR-1 Carbon, please visit: www.gctrv.com

For more information about GCT’s partner, Dallara, please visit: www.dallara.it

About Research Frontiers:

Research Frontiers is the developer of SPD-Smart light-control technology, which allows users instantly, precisely and uniformly to control the shading of glass or plastic, either manually or automatically. Research Frontiers has over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:
Joseph M. Harary	Christopher H. Douglas
President & CEO	Interim CEO
Research Frontiers Inc.	Global Caravan Technologies, Inc.
+1-516-364-1902	+1-317-361-4315
Info@SmartGlass.com	info@gctrv.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “MagicView” is a trademark of Global Caravan Technologies.